UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 9, 2015
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

40 Marcus Drive, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 760-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 9, 2015, BioRestorative Therapies, Inc. (the “Company”) and Mark Weinreb, its Chief Executive Officer, entered into a new employment agreement pursuant to which the term of Mr. Weinreb’s employment agreement with the Company was extended from October 4, 2015 to December 31, 2017.  During the extension period, Mr. Weinreb’s annual base salary shall remain at $400,000, the level currently payable to him.

Pursuant to the employment agreement, Mr. Weinreb is entitled to receive an annual bonus for 2015 equal to 50% of his annual base salary.  Mr. Weinreb is entitled to receive an annual bonus for the years 2016 and 2017 equal to 50% of his annual base salary in the event certain performance goals, as determined by the Company’s Compensation Committee, are satisfied.  Pursuant to the employment agreement, in the event that Mr. Weinreb’s employment is terminated by the Company without “cause”, or Mr. Weinreb terminates his employment for “good reason” (each as defined in the employment agreement), Mr. Weinreb would be entitled to receive severance in an amount equal to one time his then annual base salary and certain benefits, plus $100,000 (in lieu of bonus).  In addition, pursuant to the employment agreement, Mr. Weinreb would be entitled to receive such severance in the event that the term of his employment agreement is not extended beyond December 31, 2017 and, within three months of such expiration date, his employment is terminated by the Company without “cause” or Mr. Weinreb terminates his employment for any reason.  Further, in the event that Mr. Weinreb’s employment is terminated by the Company without “cause”, or Mr. Weinreb terminates his employment for “good reason”, following a change in control (as defined in the employment agreement), Mr. Weinreb would be entitled to receive severance in an amount equal to one and one-half times his then annual base salary and certain benefits, plus $300,000 (in lieu of bonus).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: March 10, 2015	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer